As filed with the Securities and Exchange Commission on November 23, 2010

Registration No. 333-169210

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ZOGENIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-5300780
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12671 High Bluff Drive, Suite 200

San Diego, CA 92130

(858) 259-1165

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Roger L. Hawley

Chief Executive Officer

Zogenix, Inc.

12671 High Bluff Drive, Suite 200

San Diego, CA 92130

(858) 259-1165

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott N. Wolfe, Esq. Cheston J. Larson, Esq. Matthew T. Bush, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 (858) 523-5400	Eric S. Haueter, Esq. Heather A. Childress, Esq. Sidley Austin LLP 555 California Street, 20th Floor San Francisco, CA 94104 (415) 772-1200

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-169210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-169210), initially filed by the Registrant on September 3, 2010 and declared effective by the Securities and Exchange Commission on November 22, 2010. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

5.1	Opinion of Latham & Watkins LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Zogenix, Inc. has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on the 23rd day of November, 2010.

ZOGENIX, INC.

By:	/S/ ROGER L. HAWLEY
Roger L. Hawley
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROGER L. HAWLEY Roger L. Hawley	Chief Executive Officer and Director (Principal Executive Officer)	November 23, 2010

/S/ ANN D. RHOADS Ann D. Rhoads	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	November 23, 2010

* Cam L. Garner	Chairman of the Board	November 23, 2010

* James C. Blair, Ph.D.	Director	November 23, 2010

* Louis C. Bock	Director	November 23, 2010

* Stephen J. Farr, Ph.D.	President, Chief Operating Officer and Director	November 23, 2010

* Ken Haas	Director	November 23, 2010

* Erle T. Mast	Director	November 23, 2010

* Arda M. Minocherhomjee, Ph.D.	Director	November 23, 2010

* Kurt C. Wheeler	Director	November 23, 2010

* By:	/S/ ROGER L. HAWLEY
Roger L. Hawley
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Latham & Watkins LLP